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                                              U.S.SECURITIES AND EXCHANGE COMMISSION
                                                     WASHINGTON D.C., 20549
 FORM 4                                                                                                         OMB APPROVAL
                                                                                                          -------------------------
[ ] CHECK THIS BOX IF NO LONGER            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                   OMB Number: 3235-0287
    SUBJECT TO SECTION 16. FORM                                                                           Expires: December 31, 2001
    4 OR FORM 5 OBLIGATIONS MAY                                                                           Estimated average burden
    CONTINUE. SEE INSTRUCTION 1(b).                                                                       hours per response.....0.5

         Filed pursuant to Section 16(a) of the Securities and Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940.

(Print or Type Responses)
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1. Name and Address of Reporting Person*|  2. Issuer Name and Ticker or Trading Symbol     |  6. Relationship of Reporting Person(s)
Rennes Foundation                       |  ebix.com, Inc. (EBIX)                           |     to Issuer (Check all applicable)
                                        |                                                  |     _____ Director  __X__ 10% Owner
-------------------------------------------------------------------------------------------|     _____ Officer (give title below)
(Last)        (First)       (Middle)    | 3. IRS Identification  |  4. Statement for       |     _____ Other (specify below)
                                        |    Number of Reporting |     Month/Year          |
Aeulestrasse 38                         |    Person, if any      | September, 2000         |
----------------------------------------|    entity (Voluntary)  |-------------------------|----------------------------------------
               (Street)                 |                        |  5. If Amendment,       |  7. Individual or Joint/Group Filing
FL-9490 Vaduz                           |                        |     Date of Original    |     (Check Applicable Line)
Principality of Liechtenstein           |                        |     (Month/Year)        |  _X_ Form filed by One Reporting Person
                                        |                        |                         |  ___ Form filed by More than One
                                        |                        |                         |      Reporting Person
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(City)          (State)          (Zip)  |     TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                    |2.Transaction | 3.Transaction | 4.Securities Acquired (A)| 5.Amount of | 6.Owner-| 7.Nature
   (Instr. 3)                           |  Date        |   Code        |   or Disposed of (D)     | Securities  |   ship  | of
                                        |              |   (Instr. 8)  |   (Instr. 3,4, and 5)    | Beneficially| Form:   | Indirect
                                        |(Month/Day/   |               |                          | Owned at End| Direct  | Bene-
                                        |  Year)       |               |--------------------------| of Month    | (D) or  | ficial
                                        |              |               | Amount  | (A) |  Price   |             | Indirect| Owner-
                                        |              |               |         |  or |          | (Instr. 3,  | (I)     | ship
                                        |              |               |         | (D) |          |   and 4)    |(Instr.4)|(Instr.4)
----------------------------------------|--------------|---------------|---------------|----------|-------------|---------|---------
Common Stock                            |9/1/99-       |               |         |     | 6.79-    |             |         |
                                        |  5/18/00     |       P       |1,318,510|  A  |   14.05  | 2,331,000   |    D    |
----------------------------------------|--------------|---------------|---------------|----------|-------------|---------|---------
Common Stock                            |6/8/00-       |               |         |     | 2.46-    |             |         |
                                        |  09/01/00    |       S       |  83,000 |  D  |   6.0    | 2,248,000   |    D    |
----------------------------------------|--------------|---------------|---------------|----------|-------------|---------|---------
                                        |              |               |         |     |          |             |         |
----------------------------------------|--------------|---------------|---------------|----------|-------------|---------|---------
                                        |              |               |         |     |          |             |         |
----------------------------------------|--------------|---------------|---------------|----------|-------------|---------|---------
                                        |              |               |         |     |          |             |         |
----------------------------------------|--------------|---------------|---------------|----------|-------------|---------|---------
                                        |              |               |         |     |          |             |         |
----------------------------------------|--------------|---------------|---------------|----------|-------------|---------|---------
                                        |              |               |         |     |          |             |         |
------------------------------------------------------------------------------------------------------------------------------------

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FORM 4 (continued)       Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                  (e.g., puts, calls, warrants, options, convertible securities)

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1.Title of Derivative Security | 2.Conversion | 3.Transaction | 4.Transaction | 5.Number of  | 6.Date Exer-     | 7.Title and Amount
  (Instr. 3)                   | or Exercise  | Date          |   Code        | Derivative   | cisable and      | of Underlying
                               | Price of     |               |  (Instr. 8)   | Securities   | Expiration Date  | Securities
                               | Derivative   |  (Month/Day/  |               | Acquired (A) | (Month/Day/Year) | (Instr. 3 and 4)
                               | Security     |    Year)      |               | or Disposed  |                  |
                               |              |               |               | of (D)       |--------------------------------------
                               |              |               |               | (Instr. 3,   | Date    | Expir- |        | Amount or
                               |              |               |               |  4, and 5)   | Exer-   | ation  |  Title | Number of
                               |              |               |---------------|--------------| cisable | Date   |        | Shares
                               |              |               | Code  |   V   | (A)  |  (D)  |         |        |        |
------------------------------------------------------------------------------------------------------------------------------------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
------------------------------------------------------------------------------------------------------------------------------------

 8.Price of   | 9.Number of    |  10.Ownership     | 11.Nature of  |
   Derivative |   Derivative   |     Form of       |    Indirect   |
   Security   |   Securities   |     Derivative    |    Beneficial |
   (Instr. 5) |   Beneficially |     Security;     |    Ownership  |
              |   Owned at End |     Direct (D) or |    (Instr. 4) |
              |   of Month     |     Indirect (I)  |               |
              |   (Instr. 4)   |     (Instr. 4)    |               |
-------------------------------------------------------------------|
              |                |                   |               |
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              |                |                   |               |
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              |                |                   |               |
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              |                |                   |               |
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              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
-------------------------------------------------------------------
Explanation of Responses:

                                                                       /s/ Juerg Keller                            October, 13 2000
                                                                      ------------------------------------        -----------------
                                                                      **Signature of Reporting Person                   Date
                                                                      Name: Juerg Keller
                                                                      Title: Director

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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